Exhibit 99.2

Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA www.portal.com
Tel: +1 408.572.2000

Portal Names Maury Austin Chief Financial Officer

Seasoned Financial and Technology Executive Joins Portal Management Team

CUPERTINO, CA (June 23, 2005) – Portal Software, Inc. (Nasdaq: PRSFE) the premier global provider of billing and Revenue Management solutions announced today it has appointed Maury Austin as Chief Financial Officer. Austin assumes the role from Ron Kisling who will remain with the company as senior vice president of finance.

Prior to joining Portal, Austin was senior vice president and CFO of Southwall Technologies, a Palo Alto-based publicly-traded manufacturer and marketer of thin film products. At Southwall, he helped the company achieve and maintain profitability, regain its SEC reporting status and created a new finance team to support the company’s continued growth.

“Maury is a proven CFO and leader who brings 24 years of highly applicable financial experience guiding companies through growth and leading them to sustainable profitability,” said Dave Labuda, Portal’s chief executive officer. “I am confident that Maury will build on the work that Ron Kisling accomplished over the past months to improve our cash flow and profitability and streamline our SEC reporting processes.”

Prior to Southwall, Austin was CFO at Vicinity Corporation, a Sunnyvale-based company that provided hosted enterprise marketing services. Austin, who began his career with General Electric, has also held positions at McDonnell Douglas Information Systems, Apple Computer, Flashpoint Technology and Symmetricon.

Austin holds a bachelors degree in finance and marketing from the University of California at Berkeley and a masters of business administration from the University of Santa Clara.

“I am excited to join the Portal team at such an important time in the company’s effort to transform the billing and revenue management market,” said Austin. “Portal’s financial reporting challenges, while critical, are clearly outweighed by the opportunities for the company to grow profitably and build on its rich tradition of innovation and customer focus.”

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world’s leading service providers, including Vodafone, AOL Time Warner, Deutsche Telekom, Telstra, NTT, China Telecom, Reuters, China Mobile, Telenor Mobil, and France Telecom.

Media Contacts:

Kevin Payne, kpayne@portal.com, 408.572.3614

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